Exhibit 99.1
Transcript of
Beacon Enterprise Solution’s (BEAC)
Fourth Quarter 2009 Earnings Conference Call
January 5, 2010
Participants
Bruce Widener, Chairman and Chief Executive Officer
Rick Mills, President
Robert Mohr, Chief Accounting Officer
Jerry Bowman, Senior Vice President – Global Services
Presentation
Operator
Ladies and gentlemen, thank you for standing by. After today’s presentation there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone key pad.
If you would like to withdraw your question press the pound key. I would now turn the call over to our moderator to begin.
Moderator
Good morning and welcome to the Beacon Solutions fiscal 2009 fourth quarter and year end conference call. In accordance with Reg FD this call is being made available to the public.
The web cast replay and transcript will be available on the Investor Relations section of our web site at www.askbeacon.com later today, and it will remain available until the next quarterly results call.
Joining us today in the room we have Bruce Widener, Chairman and CEO; Rick Mills, President; Robert Mohr, Chief Accounting Officer; and Jerry Bowman, Senior Vice President of Global Services for Beacon Solutions. Following the formal presentation we will be opening the call to questions.
Before we begin, please be advised that certain matters discussed on this call will include forward looking statements, regarding among other things future operating results.

Such statements are subject to a number of risks and uncertainties and are based on management’s beliefs as well as assumptions made by and information currently available to management pursuant to the Safe Harbor provisions in the Private Securities Litigation Reform Act of 1995.
Actual results could differ materially from those described in such forward-looking statements as a result of various factors. These factors have been set forth in the companies’ most recent reports on forms 10Q and 10K, as filed with the Securities and Exchange Commission.
In addition during this call management will be presenting some non-GAAP financial measures of our business. Please consult both our earnings press release and related form 8-K for reconciliation of these non-GAAP measures to the most comparable GAAP measures.
It’s now my pleasure to introduce your host, Mr. Bruce Widener, Chairman and CEO of Beacon Solutions.
Bruce Widener
Thank you and good morning everyone. I’d like to welcome you to the call and thank you for joining us today.
I’m extremely pleased to be able to report that during one of the most challenging economic environments in recent history, we were able to increase our annual sales from $6 million in fiscal 2008 to $11 million in 2009, and end of the year at an annualized quarterly revenue run rate of $16 million.
More importantly we’re now reporting our third consecutive quarter of double-digit sales growth. In the first quarter of 2009, we generated $1.8 million in sales. In the second quarter, we grew to $2.3 million in sales.
We achieved $3 million in sales in the third quarter of 2009 and approximately $4 million in net sales in the fourth fiscal quarter, which ended for us September 30, 2009.
As we report numbers for our first fiscal quarter of 2010, which ended a few days ago on December 31, we expect revenue will total approximately $7.5 million, which represents sequential quarterly growth in excess of 80 percent as we continue to expand our ITS Services Business, and progress toward our goal of sustainable profitability.
I usually don’t jump into the financial results at the top of these calls, but I think it’s important to frame this one with the numbers, because we’re now beginning to reflect the strength and the durability of our business model.
Since we launched Beacon in 2007 we have clearly been building an organization capable of growing far beyond the $16 million annualized revenue level. Our customers include some of the largest and most accessible corporations in the world.
In order to establish a leadership position in the enterprise market, we had to insure that our internal infrastructure, employee levels and other resources were sufficient to instill confidence and win long-term contracts at the Fortune 100 level.
So we got ahead of the opportunity in the pipeline, we built the support infrastructure, incurred the expenses, and endured the resulting losses.

We ramped up our capacity further in the fiscal fourth quarter in anticipation of contracts that we expected to be executed during fiscal 2009. These contracts were actually executed in October and November of last year, which fell into our fiscal year 2010.
This resulted in lower revenue and higher expenses in fiscal Q4 than we had originally anticipated, however as a result we have now secured and started recognizing revenue from multiple new ITS design, engineering, and managed services engagements.
In the last 90 days alone, we have executed and announced over $50 million in new contracts that will be recognized over the next one to three years. Our business is now growing rapidly and consistently and we’re well positioned to achieve profitability in 2010.
As I mentioned in our earnings release, 2009 was a pivotal year for our Company. We effectively doubled the size of our business, won multiple “game changing” contracts, and launched an international expansion that has produced significant new growth opportunities for 2010 and beyond.
And as a result our clients now represent diverse industries from different areas of the world and range from Department of Defense contractors to global pharmaceutical companies to national grocery chains.
This diversification provides us with a balance of revenue sources that avoids the risks of being entrenched in any single industry or in any region of the world.
Our global ITS service offerings include network assessment, design, engineering, project management, site installation, and managed services.
Before Robert gets into the numbers I want to spend a few minutes on our Managed Services Business, because this has become the cornerstone of our business model.
“ ITS” is an acronym for information transport systems and refers to the layer 1 or the physical network- the wired and wireless “plumbing” that supports all network traffic physical within the walls of a facility.
Virtually every IT advancement over the past decade including applications like voice over IP, video to the desk top, IP based security systems and building automation all drive traffic and increase dependency on a company’s internal physical network.
However, while the applications have advanced, these physical networks within most corporations have not kept pace. They’re usually poorly documented, poorly serviced, and often antiquated.
With Beacon’s ITS Service offering, we essentially take over the day-to-day management of the entire ITS network for enterprise customers.
We manage all of the network infrastructure related moves, adds, changes, service calls, trouble tickets and so forth that occur daily in hundreds of buildings with thousands of employees, across multiple countries and continents.
Every day these thousands of employees use telephones, computers and other devices to perform their work. These tens of thousands of devices are all linked to the customer’s network by thousands of wired and wireless connections.
Simply put, we manage these connections, the cables, the jacks and routers that make them possible.

By consolidating and outsourcing ITS infrastructure management to Beacon, our customers are able to significantly improve their efficiency and save 30 percent or more on their annual ITS expenditures.
In this type of “ITS managed services” relationship, Beacon personnel interact with the customer on a daily basis. We become a critical partner and because of this we’re uniquely positioned to pick up other business, such as assessments and design/build projects- like a new data center, or office relocation. Currently we have virtually no direct competition in our global ITS managed services segment. We’re not aware of any other single company providing managed ITS services on this level, whether it be national or global.
As an example of this, when we won our recently announced contracts to provide managed ITS Managed Services for a Fortune 100 global pharmaceutical companies facilities in Europe, the Middle East and Africa, we began replacing 75 different regional vendors.
Now with Beacon, this customer will be able to reduce its information technology systems vendor count from 75 different companies with different technology standards and pricing, to one company, Beacon Solutions, with a global standard and a single predictable pricing model. We intend to continue to capitalize on our unique position in the market to extend our revenue base and geographic coverage throughout 2010 and beyond.
I think at this point, I will turn the call over to our Chief Accounting Officer, Robert Mohr, to discuss our operating results for the fourth fiscal quarter and fiscal year end of September 30, 2009.
Robert Mohr
Thanks, Bruce. I’d like to thank everybody for attending the call. I’m going to quickly address the results of operations and financial position of the company. As Bruce said, for the fourth quarter ending September 30, 2009, net sales improved approximately 104 percent to $4 million compared with $1.9 million in the fourth quarter of 2008. For the full fiscal year of 2009, net sales increased 84 percent to $11.1 million compared to $6 million in the prior year.
Cost of Goods for the fiscal fourth quarter of 2009 totaled approximately $1.7 million and direct labor related project expenses totaled approximately $1 million resulting in a gross profit of approximately $1.3 million or 32.5 percent of revenue, which represents a 33 percent improvement over $961,000 of gross profit in the prior year period, or the prior year quarter. For the year, gross profit increased 31 percent to $3.6 million. That compares to $2.7 million in 2008.
As our projected revenue mix shifts toward higher margin engineering and service components of our business, we anticipate that our blended gross margin will continue to improve and eventually normalize over the next few quarters and approach 48-50 percent of sales. Operating expenses during the quarter, including both cash and non-cash charges and non-recurring expenses, totaled approximately $3.1 million.
Interest expense during the quarter was $243,000. Non-cash charges related to preferred stock dividends and (dean) dividends totaled $215,000 and our income tax provision was $163,000 resulting in a net loss of $.12 per share for the fiscal fourth quarter. For the year, the net loss per share was $.43 versus a loss of $.95 in 2008.
Adjusted EBITDA for the fourth quarter improved 25 percent to negative $628,000 from negative $838,000 in the prior year period. Adjusted EBITDA is calculated by deducting operating and all other expenses from gross profit and excluding amounts related to interest, taxes, depreciation, amortization, and certain non-cash and non-recurring expenses.

We believe that Adjusted EBITDA is a useful measure of earnings or losses generated from normal operations and we intend to begin recording Adjusted EBITDA on a per share basis beginning with our fiscal first quarter report that will be released within the next few weeks.
We’ve concluded the year with approximately $5.2 million in current assets, up from $2.3 million at the end of 2008 and approximately $12.8 million in total assets up from $9.3 million at the end of 2008, as well. Total liabilities were $7.6 million dollars which included approximately $1.4 million dollars in related party debt, up from $5.2 million at the end of 2008.
As a result, we ended the year with positive stockholder’s equity of $5.2 million dollars. A 28 percent improvement from $4.1 million at the end of 2008. At this point, I’ll turn the call over to our President, Rick Mills.
Rick Mills
Thank you, Robert. Good morning everyone on the call. For those of you who have attended these calls in the past, we’ve been talking about and we’ve been working for several months to finalize a very large multifaceted European engagement that upon execution would have a dramatic positive impact on our business.
It took a little longer to finalize than we expected. But as you know by now, we have closed the deal and we recently announced that we have been engaged to provide global ITS network infrastructure services for this Fortune 100 pharmaceutical client. The ITS managed services engagement is valued at approximately $27 million over three years and it covers facilities in 39 European countries as well as parts of the Middle East and Africa.
In addition, we anticipate other revenue opportunities related to specific projects outside of the scope of the managed service engagement. So, it’s just a tremendous opportunity with this particular customer. We began initiation of the engagement at the end of fiscal Q4 and as of yesterday, January 4, began processing the takeover, new adds and changes on their ITS network, which today spans over 450 buildings with 40,000 seats throughout the India region.
In anticipation of this contract and other specific opportunities in the region, we acquired a network design and engineering business in Zurich, Switzerland in Q4 and have been steadily expanding our European presence. As a result, we also recently announced that we won a major design-build project for a new data center in Zurich. And we are continuing to pursue a number of other significant opportunities throughout Europe and the Middle East.
I want to talk about the organization of our European business for a moment. We organized our European operation to provide strong sales, engineering and project management in four geographically aligned regions. Let’s talk about those. First off, the regions—we designed the regions and did a customer alignment and other things factor into how you align the regions.
Number one, the language spoken, culture, volume and complexity of customers that we had in those specific markets. So today, we’ve broken them down into four regions, Region North, which is really our Nordic region, Belgium and the Netherlands and the Nordic countries of Denmark, Finland, Norway and Sweden. Our Region East which is Germany, Switzerland, Austria, Hungry, the Czech Republic and those specific countries, Russia and then New Europe as they say. Finally, our Region South, which is the warm countries: France, Italy, Portugal, Spain and Greece. Those are the alignments of those specific clusters. One other cluster is Region West, and this one covers quite a great geographic distance. It includes UK, Ireland and also South Africa due to the language similarities throughout those countries.
The onsite work that we do in these four distinct regions is managed by Beacon employees and performed by a combination of Beacon employees and/or Beacon certified subcontractors. The landscape is tremendously complex, as it totals 114 different countries, 1.8 billion Inhabitants and 139 different languages.
However, it also represents a significant opportunity for sustained growth and we believe we have the right people and resources on the ground in the four regions to continue to build successful global organization.
We’re continuing to expand our North American business as well. We recently announced that we executed an IT management agreement with Hitachi Cable. Many of you may have seen that particular press release. The engagement covers all voice, data and IT systems at Hitachi Cable’s 35-acre campus in Southern Indiana. Hitachi expects to save up to 30% or more on their IT related expenditures due to increased efficiency and cost-cutting measures as a result of Beacon’s expertise and consolidating it all to one vendor.
We’re continuing to improve a number of engagements with new and existing customers in North America. As Bruce mentioned in our Earnings Release, that much of current growth is continuing to come from existing customer relationships. However, we have continued to call on a number of global and Fortune 100 and 1000 customers and have significantly advanced relationships with a number of those customers that we expect to lead to significant engagements as we expand in 2010.
One of the continuing customers we’ll talk about is in February 2009, where we were contracted to develop standard infrastructure design for every build or remodel for one of the largest grocery store chains in the U.S. In May of 2009, this customer expanded the scope of our engagement to include IT design and service contracts for 50 of its regional distribution centers. Upon further discussion, we look to expand that relationship to encompass 100 percent of all of their infrastructure throughout North America in 2010.
Our customers recognize the value of our managed service offering, what we bring to the table, and we expect this trend to continue. Let’s talk about other parts of the globe where our customers are continuing to bring us into other parts of the countries; specifically, Latin America.
We expect to announce additional international contracts and operations in the upcoming quarters and we will keep you posted. Each of these engagements continues to move us closer to profitability which remains the primary focus of this management team. We’ve been building our corporate and operational infrastructure, as Bruce articulated earlier, to support this new business which continues to come on line and is expected to lead to profitability in 2010.
So at this point, I would like to turn the call over to Jerry Bowman. Jerry is our Senior Vice President of Global Services. Many of you remember from the prior call, Jerry joined Beacon in September of last year from CommScope. CommScope is a $4 billion a year New York Stock Exchange Company.
Jerry served as their Vice President of Enterprise Global Services. In addition, in October Jerry was elected President of BICSI, for those of you who are familiar with BICSI, BICSI stands for the Building

Industry Consulting Service International. BICSI is the nonprofit ITF Industry association with over 23,000 members and as we say, BICSI sets the standards in our industry and we’re pleased to see one of our own team members serving in a leadership capacity.
As one of what I call our truce-certified smart guys, I’m going to ask Jerry to talk a little bit about what he’s seeing in the domestic and international marketplace and specifically address some of the drivers behind the increase in demand that will be what we’ve been seeing. Jerry, I would like to say congratulations from the team here at Beacon on being elected president of BICSI and turn the call over to you.
Jerry Bowman
Thank you Rick and good morning everyone. The telecommunications infrastructure market is continuing to evolve and show signs of increased activity as the global economy moves back in the right direction. We’re still seeing strong indications that outsourcing and managed services will be the preferred method of addressing scalability and growth as the various global enterprises rebound. This is due to a number of factors. They’ve remained consistent and predictable over the last six or eight quarters, particularly with the Fortune 1000 and global 200 firms.
Engineering, installation and management services that are offered discreetly in an a la carte fashion are not cost effective when considered from a total construction spend or when considered from a total cost of ownership which includes the internal cost to administer. Further leveraging the holistic approach, the infrastructure management, many global and multi-national firms are beginning to consider adding progressive procurement to their purchasing model which permits the client organization to drive volume to selected suppliers and reduce the cost of goods purchased the reduction of internal purchasing and administrative costs into the natural economy’s a scale.
They come from true, enterprise-wide standardization. We’re seeing that in spite of best efforts; centralized implementations in enforcement of corporate standards are achieving spotty results. Subscribing global standardization and the related cost savings are the primary business drivers upon which Beacon’s (I3Mac) global service offering is based. It is clearly attractive to those companies who are struggling with smaller IT and telecommunications staffs and to those who are unwilling and unable to rant to meet the increasing demand for post melt down projects.
The following factors seem to be leading to demand for Beacon’s global capabilities. However, consistently, predictably and at a cost reduction, those factors are pressure to do more with less. Lack of design/build/manage firms with multi-national or global reach, an inability to provide internal technology services due to a lack of sufficient resources, more difficulty in finding qualified engineering and construction firms and industry-focused on siloed projects over the day-to-day needs of the enterprise. The last two are the need to standardize in order to reduce operating costs and finally, quality assurance issues with existing engineering firms or contractors.
As a result, Beacon is seeing more multi-national and global customers seeking a global infrastructure management firm to provide single purchase order coverage for design, engineering and construction projects. We are also seeing renewed engineering demand particularly in the Middle East relating to smart buildings and telecommunications infrastructure.
Beacon’s recent teaming agreement with Houston-based smartbuildings.com provide our clients with the ability to leverage our combined unique expertise and experience in the design and construction of integrated building systems platforms are key to the achievement of energy management and a much sought after LEED certification which indicates a reduction in carbon footprint.

As the larger (enterprise) clients are coming out of the woods economically, we see signs that they aren’t going to be willing to just go back to just doing business as usual. But we will be looking for smarter and more cost effective ways to design, build and maintain their telecommunications infrastructure and networks.
We continue to see that Beacon’s global managed services offering is highly unique within the market place. Thank you and at this point I’ll turn the call back over to you, Bruce.
Bruce Widener
Thank you, Jerry and before we conclude the call today I want to take a moment and talk about managing growth. We talked a lot about growth today and a lot of opportunities in various diverse parts of the world. I just want to take a minute and address that.
First, I want to clarify that we fully understand the challenges and risks associated with rapid, stepped growth. The members of our Board of Directors and senior management team have grown other businesses from zero to several hundred million dollars in annual revenue.
We’ve been here before and we know it’s not easy. While we’re projecting continued rapid growth in 2010 and beyond I can assure that it will be managed and regulated to the greatest extent possible. In some cases, we’ve deferred engagements to ensure that we don’t take on business that we’re not yet prepared to handle.
In other cases, some customers have deferred projects for their own internal business reasons. In these cases and others, we are prepared to operate in a rapidly changing environment. I believe that we have the right team members, the right resources, depth of experience, all of this necessary to meet these challenges and we look forward to an exciting year ahead.
Let me conclude as always by thanking all of our shareholders and Beacon associates in the United States, Europe and around the globe for their continuing effort and commitment as we work together to transform Beacon into an internationally recognized brand in global ITS infrastructure services.
Thank you very much.
Moderator
This concludes the presentation portion of today’s call. At this point we’ll open the call to questions, operator.
Operator
At this time I would like to remind everyone in order to ask a question press star one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from (Carol Zells).
(Carol Zells)
Hi, good morning everyone and congratulations on very nice results. I have a few questions for you. First of all, who can tell me who you all are encountering in the market in terms of competition, both on the domestic and international side? Also, when you go into the markets can you tell me how you differentiate yourself? What are you primary differentiators? The last of these questions is, do you anticipate any margin compression going into 2010?

Jerry Bowman
Thank you, this is Jerry Bowman. I’ll take the first couple and then maybe toss the last one to Rick. With respect to really the similar answer with respect to competition and our differentiators.
The two primary areas that we begin to struggle when we try to identify direct competitors are first in global footprint or reach. The individual or a la carte services that we offer in 90 percent of the cases are available on a local basis but they’re not available with a single resource, a single purchase order, or a single relationship globally. That’s a big gap in the business and it has been for a number of years that Beacon is almost exclusively filling right now.
The secondary that we would differentiate ourselves and also that would strip away competitors is in an enterprise wide versus a project approach. The way the business typically operates is that a project, a major will be announced and then a suitor or potential bidders surface to pursue that business.
The problem is that in the between times, the day to day management, the upkeep of the infrastructure, the modernization, the reporting and all of those things that are necessary, is very difficult to find anybody willing to take care of the client. So Beacon fills that gap as well in that we’re not there just for the big project. We’re there for the day-to-day management and really to facilitate the customer to a new level of management of their physical infrastructure. Those are both our advantages for the things that we find disqualify almost everyone we look at as a competitor. Rick, do you want to take the last question?
Rick Mills
Yes, this is Rick Mills. I’ll talk a little bit about the margin compression in 2010. Specifically, what we see is at the beginning of engagements with customers, where we tend to see some margin compression that really comes from a personnel cost, which goes into our cost to goods. So, we tend to see a margin compression because our costs tend to be higher at the outset of an engagement and you will see that in the first quarter that we just announced. There was a growth margin percentage compression and we expect that to alleviate some as the market continues or as we continue in the third and fourth quarter.
Bruce Widener
OK, next question?
(Carol Zells)
OK, thanks that was helpful. I do have another question if I might. I know you all talked about Europe, your operational strategy, et cetera on the call, but what I’d like to get a better handle on is the structure of your international operation.
How do you manage projects on multiple continents and if you could also discuss for the upcoming fiscal year, the current fiscal year, 2010? What is your anticipated revenue mix from domestic versus international?
Rick Mills
This is Rick Mills, I’ll take that really in two parts. One is the structure of the international operations and how we manage projects on multiple continents. First off, we specifically talked about four regions that we have in the geographical alignment of those regions based upon language, culture, complexity, volume, customer mix, et cetera. Now once and again, what we do in each of those regions is we bring in a managing director that really runs that. Then underneath that managing director, there are specific dedicated project managers and/or leaders that own specific projects in each of those regions. That’s really the footprint and as we continue to expand we will look for potential acquisitions to fill the role of a base location for any geographic region and then expand from there. Or in many cases as we’ve done in Europe, we actually moved people from the United States to continue the Beacon knowledge, methodology and training to transition that to our Europe operations.

That’s how we manage our organizational structure and how we manage projects. Today, we have projects underway throughout the world from Moscow down to the Middle East, Israel, and then of course, really everywhere throughout Europe.
So – and the second was ...
(Carol Zells)
Yes.
Rick Mills
....the revenue mix. Domestic versus international for 2010. Right now our international is 60 percent if not more of revenue mix. We expect that international to continue to grow. Then we were looking at the U.S. market, really at the second half of 2010, really turning the corner and starting to come back, as we’re starting to see the economy, Bruce, what would you say, loosen up a little bit.
Bruce Widener
It’s starting to improve.
Rick Mills
Starting to improve and so we expect the second half of 2010 to see the U.S. business come back fairly strong.
(Carol Zells)
Thank you.
Operator
Your next question comes from Patrick Murphy.
(Patrick Murphy)
Hello. I see a significant increase in accounts receivable as of September 30, nearly $4 million. I’m just wondering how those receivables are coming in and what the trend has been in your day sales outstanding.
Robert Mohr
This is Robert Mohr. Our revenue tends to increase towards month end as we invoice much of our revenue due to AIA billing requirements. The strong quarter ended the $3.9 million in accounts receivable as of September 30.
At the moment, we’ve normalized at about 40 days sales outstanding.
(Patrick Murphy)
OK, great. Thank you.
Operator
Again, in order to ask a question press star one. Your next question comes from Michael Lichtenstein.

(Michael Lichtenstein)
Good morning, gentlemen. I wanted to — can you guys hear me?
Bruce Widener
Yes, we can.
(Michael Lichtenstein)
OK.
Bruce Widener
Can you hear ...?
(Michael Lichtenstein)
I’m sorry. My mute button. First I wanted to congratulate you guys on finishing up a tremendous 2009. The earnings and the growth have been exponential in my eyes.
I wanted to ask a couple of questions and my phone was staticky so I apologize if I’m being repetitive. I know that you said something like maybe the breakdown of Europe to United States is 60/40.
I couldn’t really hear. It was muzzled. If that is the case, and I heard that you said that the U.S. market was going to get stronger in the second half of 2010. I know that you opened an office out of Zurich.
Do you see, let’s call it by 2011, more business in Europe than in the United States or more in the United States than Europe. Secondly, because of all these contracts that you have booked in the first quarter of the 2010, I know I’m getting a little forward, are you sticking with your guidance on revenue or do you think that you might revise that upward? And as well I know that there is one research report that’s been out from nine months ago, roughly. Do you see a revision in that since there is $50 plus million in contracts and your business is picking up quite dramatically or any new coverage coming out?
Bruce Widener
(Michael), this is Bruce. You know as we are looking into 2010 and 2011, you know we’re very bullish on our growth and encouraged by the contracts that we’re signing.
I mean the level of penetration that we’re making into these clients, I don’t think that we’re prepared today to revise that guidance but that doesn’t mean that we won’t be revising it in the near future. But today we don’t have a revision on guidance. Rick, do you want to address the mix and the geographic issue?
Rick Mills
Yes. First off, (Michael) thanks for the question. Again, we think the U.S. economy has been a little soft. People are starting to see cracks in it now as companies start to get proactive about doing something because as we know for the last 12 to 18 months, they’ve just been frozen.
So number two, also don’t contrast, don’t think to (inaudible) us specifically as Europe against the U.S. You want to think globally. For example, what about Latin America? What about central...
(Michael Lichtenstein)
Oh, I apologize. I meant the U.S. against the rest of the world. I apologize.

Rick Mills
Yes, so we’re starting to — and we would look to (inaudible) for contributing revenues to come in from other sectors so that we have a good global geographic mix and not dependent upon one theater of operations such as the U.S. or Latin America or Europe.
So we’re looking for an overall global balance as we continue to grow the business.
(Michael Lichtenstein)
Thank you.
Operator
Your next question comes from (John Faessel).
(John Faessel)
Yes, first of all, congratulations — and by the way, I’m not sure that you know that the one of the phone numbers to get in that number from the United States seems to be not working so I came in through the international number.
Maybe that’s been rectified by now. But, in any event, congratulations on some really good numbers coming out here as far as gross sales, et cetera. And you really answered my questions as far as accounts receivable.
I had a question there too and the break out internationally which I thought was important. But in any event, you know a good show and can you tell us any more about that $50 million you looked for in booked business last quarter and any — and it sounds like also that the $7 million plus in what looks like revenue coming up in the first quarter of the year, which is I guess the last quarter of last year but the fiscal year I’m talking about, sounds terrific too.
So multiply that out and it looks like — add that other 50 in there, you’re — it looks like the growth that you might be having is definitely something to manage. So, if you can find a question in there, answer it for me.
Rick Mills
This is Rick Mills. First, we were sorry about the phone number issue. We found out about that one minute before the call. Could not rectify it. Glad everyone found us through the international number and we’ll be reissuing a press release on that piece.
Number two, in terms of the 7.5 million number that expect minimal, that Bruce has already talked about. Again, we continue to grow the business. You mentioned the 50 million in contracts and yes, we have secured the business but clearly this is over a two to three year period because you don’t recognize all those contracts the first month, right?
It takes time to put the infrastructure, the people in place, the engagement, tie the systems in and get that revenue on line so that is that number specifically was over a two to three year period.
However, we are continuing to work on a number of engagements, a number of unannounced projects that we expect to continue to win our fair share, if not slightly more. Now I’m biased but we expect to continue to win our fair share as we continue to move forward.
You know, Bruce, I think (tough). We’re not prepared to revise guidance but we’re comfortable with what we’ve put out there.

(John Faessel)
Well, thanks a lot. Once again, great year, a great quarter.
Bruce Widener
Thanks.
Operator
There are no further questions.
Moderator
At this point, we will conclude the fiscal fourth quarter year end call. Thank you all very much for listening and participating. You may disconnect at this time.